Exhibit 99.1

Dear Dow Jones Boardmembers:

I have reviewed the facts concerning the News Corp. offer and understand the reasons that led a substantial majority of the Board of Directors to determine that they would vote to approve  this transaction. I recognize that Dow Jones faces challenges ahead like many other news companies but I also believe in its people and powerful brands.  If given the time to build upon them, I think there is the potential for even greater long term value than we see today. Unfortunately, I think it is clear we will not have that time, at least as an independent company.

 The short term financial benefit  is difficult to deny. In my opinion, however, it not enough to outweigh  the potential ramifications of the loss of an independent global news organization with unmatched credibility and integrity. Although I respect the diligent efforts made to preserve the Journal’s editorial independence, in the end, I do not believe that a special committee could ever be a match for true independence.

As a family member as well as a director, I am proud of the Journal’s long history and the fact that as a family we have contributed to the creation of two of the most powerful brands in the world.

Regrettably, my inability to any longer protect what this brand has stood for means I herewith resign from the Board of Dow Jones. I very much respect the hard work, decisions and efforts you have all made towards this company. I appreciate the generous amount of time and advice you have given me over the years. It has been an honor and privilege to serve on the board of Dow Jones with all of you. I hope you understand my decision. I wish you all well.

Sincerely,